Exhibit (h)(86)

[LETTERHEAD]

December 19, 2013

Mr. Edmund J. Burke

Chairman

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, CO 80203

Re:	ALPS/Westport Resources Hedged High Income Fund (the “Fund”) of the Financial Investors Trust (the “Trust”)

Dear Mr. Burke:

This letter confirms Westport Resources Management, Inc.’s (the “Adviser”) agreement with the Trust to contractually limit the total amount of the “Management fees” and “Other Expenses” that it is entitled to receive from the Fund.

With respect to the Fund’s Class A, Class C and Class I shares, to the extent the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A, exclusive of Rule 12b-1 fees, shareholder service fees, acquired fund fees and expenses, brokerage expenses, interest expense, taxes and extraordinary expenses) exceed 1.99% for each Class of the Fund through August 31, 2015, the Adviser will reduce the fee payable with respect to the Fund to the extent of such excess, and/or shall reimburse the Fund (or class as applicable) by the amount of such excess. The waiver or reimbursement shall be allocated to each class of the Fund in the same manner as the underlying expenses or fees were allocated.

The Adviser further agrees that such fee waivers and reimbursements for the Fund are effective as of December 19, 2013 and shall continue at least through August 31, 2015.

The Adviser will be permitted to recover, on a class-by-class basis, expenses it has borne through this letter agreement to the extent that the Fund’s expenses in later periods fall below the annual rates set forth in this agreement or in previous letter agreements. Notwithstanding the foregoing, the Fund will not be obligated to pay any such deferred fees and expenses more than three years after the end of the fiscal year in which the fee and expenses were deferred.

WESTPORT RESOURCES MANAGEMENT, INC.

By:	/s/ John Adams Vaccaro
Name: John Adams Vaccaro
Title: Chief Executive Officer

Your signature below acknowledges acceptance of this letter agreement:

FINANCIAL INVESTORS TRUST

By:	/s/ Edmund J. Burke
Name: Edmund J. Burke
Title: Chairman and President

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